NEWS FOR RELEASE: 5/11/00

Contacts:   Maritza Maldonado         Jeffrey Lee              David Bondurant
            Pacifico, Inc.            Demer IR Counsel, Inc.   Enhanced Memory
           (408) 293-8600, Ext. 317  (925) 938-2678 Ext. 241   (719) 481-7003


                          RAMTRON TO ACQUIRE MUSHKIN INC.

           Ramtron Subsidiary Enhanced Memory Systems Expands Its On-line
             High Performance Semiconductor Memory Components Business


COLORADO SPRINGS, CO, May 11, 2000 - Ramtron International Corporation (Nasdaq:
RMTR) along with its subsidiary, Enhanced Memory Systems, today announced an agreement to acquire by way of a merger, privately held, Mushkin Inc. (Denver, CO), a leading e-commerce distributor of high performance computer components. Mushkin supplies a wide range of memory module products (DRAM and Flash Memory including proprietary modules for Adaptec, Sun, and Cisco Systems) and rack-mount components.

Mushkin has a large number of end-user, reseller, and OEM customers and is a well-known supplier of high-performance memory modules to high-performance computer users in over 60 countries. Mushkin is the exclusive on-line distributor of Enhanced Memory Systems' unique High-speed SDRAM (HSDRAM) module products. Mushkin will continue to operate as a stand-alone division supporting the Enhanced Memory Systems group.

"We are excited about the addition of Mushkin, which complements our business," said Craig Rhodine, vice president and general manager of Enhanced Memory Systems. "This acquisition allows us to leverage Mushkin's established Web presence and broad product offering and our expanding, high-performance memory product lines to establish a strategic distribution channel for high-performance memories and provide the benefits of a direct sales solution for our end-users, resellers, and OEM customers. In addition, Mushkin's profitability and product sales approaching $1.0 million per month will enable us to increase our revenue and improve our bottom line results over time."

"Being part of Ramtron and working with Enhanced Memory Systems brings a new dimension to our business," said Bill Mushkin, president of Mushkin Inc. "With this merger, we have created an end-to-end performance solution for our customers. Enhanced Memory Systems' high-performance, high-density products and technical resources to develop new, advanced memory products will allow us to serve our customers with the best solutions available and will increase our ability to participate in larger volume business with our existing and new OEM customers."

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The merger will result in Mushkin becoming a wholly owned subsidiary of Ramtron and Ramtron issuing approximately 952,000 shares to Mushkin. The Ramtron shares to be issued in the merger will be restricted pending the satisfaction of certain conditions. Ramtron expects the acquisition to be completed during the second quarter of this year.

High-Performance DRAM Products
Enhanced Memory Systems is a leading specialty DRAM company. Enhanced Memory Systems began shipping its first low-latency EDRAM products in 1992. In November 1996, Enhanced Memory Systems announced its new 133-MHz enhanced synchronous DRAM (ESDRAM). The ESDRAM became an official JEDEC SDRAM Superset standard and was sampled in 1998. The PC133 HSDRAM products continue the Enhanced Memory Systems tradition of supplying the highest-performance, plug-compatible memory upgrade products. HSDRAM is a higher performance version of the industry standard SDRAM. HSDRAM provides lower latency and faster clock access times than the industry standard PC133 memory, providing better stability and better performance in real systems. HSDRAM products are available with 64 & 256Mb component densities and DIMM module capacities from 64MB to 512MB. HSDRAM is available on-line from both Mushkin (www.mushkin.com) and Enhanced Memory Systems (www.pc133memory.com).

Enhanced Memory Systems is a fabless DRAM company with manufacturing agreements with top semiconductor companies, including Infineon Technologies, which recently purchased 20% of Enhanced Memory Systems in exchange for its advanced memory technology and wafer capacity. Enhanced Memory Systems is pursuing other strategic partnerships to advance its EDRAM, ESDRAM, and HSDRAM technology in the marketplace.

The Enhanced Memory Systems products serve the DRAM, specialty DRAM and fast SRAM markets, which are expected to grow to more than $47 billion by the year 2001, according to Semico, a leading semiconductor market research firm.

ABOUT MUSHKIN
Mushkin Inc. was founded in Denver, CO in 1996 as an on-line distributor of memory module products. Mushkin's on-line business has expanded to include a wide variety of DRAM and Flash Memory module products including proprietary modules for Adaptec, Cisco, and Sun Microsystems products. Mushkin also supplies a line of memory tester products and rack-mount components to serve its reseller customers. Mushkin's customer base includes numerous end-users, resellers, and OEMs. Mushkin is recognized as a top supplier of high-performance memory module products for performance computer users in over 60 countries. Visit Mushkin on the Web at www.mushkin.com.

ABOUT ENHANCED MEMORY SYSTEMS, INC.
Enhanced Memory Systems develops and markets patented EDRAM? and ESRAM? high-performance specialty memories that combine fast DRAM and SRAM on one chip. Enhanced Memory Systems is headquartered in Colorado Springs, Colorado and is a subsidiary of Ramtron International Corporation (Nasdaq: RMTR). Visit Enhanced Memory Systems on the Web at www.edram.com.

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ABOUT RAMTRON INTERNATIONAL CORPORATION
Ramtron's patented FRAM memories are a new generation of semiconductor memory that combine high-performance and low-power operation with the ability to store data in the absence of power. Due to the product's unique advantages, FRAM memories are expected to revolutionize a variety of electronic consumer and industrial products. Current applications for Ramtron's FRAM memory devices include electronic power meters, smart cards, test instrumentation, factory automation, laser printers, security systems, and other systems that require reliable storage of data without an external power source. The company also develops and markets ultra-high-performance ESDRAM and HSDRAM memory products through its subsidiary, Enhanced Memory Systems, Inc.

Except for historical information, the preceding statements are forward-looking statements that involve risks and uncertainties. Investors are cautioned that such statements are only predictions and the actual events of results may differ materially. These forward-looking statements speak only as of this date. The company undertakes no obligation to publicly release the results of any revisions to the forward-looking statements made today to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events.

For more information about Ramtron and its products, contact: Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is info@ramtron.com. Homepage is http://www.ramtron.com.

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